Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is dated as of October 23, 2013, by and between SPEEDEMISSIONS, INC., a Florida corporation (the “Issuing Borrower”), and SPEEDY OPERATIONS, INC., a Georgia corporation (each of the foregoing, including the Issuing Borrower, hereinafter sometimes individually referred to as a “Borrower” and all such entities sometimes hereinafter collectively referred to as “Borrowers”) and TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (the “Lender”).

RECITALS

WHEREAS, the Borrowers and the Lender executed that certain Credit Agreement dated as of June 8, 2012 (the “Original Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of September 28, 2012, but made effective as of October 9, 2012 (the “First Amendment”)(the Original Credit Agreement and the First Amendment collectively referred to as the “Credit Agreement”); and

WHEREAS, pursuant to the Original Credit Agreement, the Borrowers executed and delivered to Lender that certain Revolving Note dated as of June 8, 2012, evidencing a Revolving Loan under the Credit Agreement in the amount of Three Hundred Fifty Thousand Dollars ($350,000) (the “First Revolving Note”); and

WHEREAS, pursuant to the First Amendment, the Borrowers executed and delivered to Lender that certain Revolving Note dated as of September 28, 2012, but made effective as of October 9, 2012, evidencing an additional Revolving Loan under the Credit Agreement in the amount of Five Hundred Fifty Thousand Dollars ($550,000) (the “Second Revolving Note”)(the First Revolving Note and the Second Revolving Note hereinafter sometimes collectively referred to as the “Existing Notes”); and

WHEREAS, the Existing Notes have an aggregate outstanding principal balance outstanding as of October 23, 2013 in the amount of $607,664.25; and

WHEREAS, in connection with the Credit Agreement and the Existing Notes, the Borrowers executed and delivered to the Lender various ancillary documents referred to in the Credit Agreement as the Loan Documents; and

WHEREAS, the Borrowers’ obligations under the Credit Agreement and the Existing Notes are secured by the following, all of which are included within the Loan Documents: (i) one or more Security Agreements dated as of June 8, 2012, from each of the Borrowers in favor of the Lender (collectively, the “Security Agreements”), pursuant to which the Lender has a continuing, first-priority security interest encumbering all of the “Collateral” (as defined in the Credit Agreement and each of the Security Agreements) of the Borrowers; (ii) a Validity Guaranty dated as of June 8, 2012 from Richard Parlontieri in favor of Lender (the “Validity Guaranty”); and (iii) UCC-1 Financing Statements for each of the Borrowers, as debtor, and Lender, as secured party, one filed with the Secretary of State of Florida under filing No. 201206926226, and one filed with the Secretary of State of Georgia under filing No. 56-2012-0925 (collectively, the “UCC-1’s”); and

WHEREAS, the Credit Agreement contemplated that the Revolving Loan Commitment under the Credit Agreement could be increased, and in connection therewith, Lender could make additional Revolving Loans to Borrowers to be evidenced by a new Revolving Note, all as more specifically set forth in the Credit Agreement; and

WHEREAS, the Borrowers desire and have requested an increase in the Revolving Loan Commitment to One Million Three Hundred Thousand Dollars ($1,300,000), and Lender is amenable to such increase, and in connection therewith, Borrowers desire, and Lender is amenable to making, an additional Revolving Loan to Borrowers in the amount of Four Hundred Thousand Dollars ($400,000), which additional Revolving Loan, together with the Revolving Loans evidenced by the Existing Notes, shall be evidenced by a newly issued consolidated, replacement, amended and restated Revolving Note in the form attached hereto as Exhibit “A” (the “Replacement Revolving Note”), all as more specifically set forth in this Amendment; and

WHEREAS, the Borrowers and Lender desire to make additional amendments to the Credit agreement, all as more specifically set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.           Recitals.  The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference.

2.           Capitalized Terms.  All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Credit Agreement, except as otherwise specifically set forth herein.  In addition, the other definitional and interpretation provisions of Sections 1.2, 1.3 and 1.4 of the Credit Agreement shall be deemed to apply to all terms and provisions of this Amendment, unless the express context otherwise requires.

3.           Conflicts.  In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4.           Increase of Revolving Loan Commitment; Replacement Revolving Note.  Subject to the terms and conditions of this Amendment, the Revolving Loan Commitment is hereby increased to an aggregate total of One Million Three Hundred Thousand Dollars ($1,300,000).  In connection with such increase, the Borrowers have requested an additional Revolving Loan in the amount of Four Hundred Thousand Dollars ($400,000), which Lender hereby agrees to make subject to the terms and conditions of this Amendment.  In that regard, simultaneously with the execution of this Amendment, the Borrowers shall execute and deliver the Replacement Revolving Note in favor of the Lender.

5.           Representations and Warranties.  The Borrowers hereby confirm and affirm that all representations and warranties made by the Borrowers under the Credit Agreement and all other Loan Documents (specifically including under Section 7 of the Credit Agreement) are true, correct and complete as of the date of the Credit Agreement, and hereby confirm and affirm that all such representations and warranties remain true, correct and complete as of the date of this Amendment, and by this reference, the Borrowers do each hereby re-make each and every one of such representations and warranties herein as of the date of this Amendment, as if each and every one of such representations and warranties was set forth and re-made in its entirety in this Amendment by each of the Borrowers, as same may be qualified by revised disclosure schedules attached to this Amendment, if any (if no revised disclosures are attached to this Amendment, then no such revised disclosure schedules shall be deemed to exist or to qualify any of the representations and warranties hereby re-made).

6.           Affirmation.  The Borrowers hereby affirm all of their Obligations to the Lender under all of the Loan Documents and agree and affirm as follows: (i) that as of the date hereof, each of the Borrowers has performed, satisfied and complied in all material respects with all the covenants, agreements and conditions under each of the Loan Documents to be performed, satisfied or complied with by each of the Borrowers; (ii) that each of the Borrowers shall continue to perform each and every covenant, agreement and condition set forth in each of the Loan Documents and this Amendment, and continue to be bound by each and all of the terms and provisions thereof and hereof; (iii) that as of the date hereof, no default or Event of Default has occurred or is continuing under the Credit Agreement or any other Loan Documents, and no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or an Event of Default under the Credit Agreement or any other Loan Documents; and (iv) that as of the date hereof, no event, fact, or other set of circumstances has occurred which could reasonably be expected to have a Material Adverse Effect.

7.           Ratification.  The Borrowers hereby acknowledge, represent, warrant and confirm to Lender that: (i) each of the Loan Documents executed by the Borrowers are valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms; (ii) the Replacement Revolving Note, and all other Obligations of the Borrowers under the Replacement Revolving Note, the Credit Agreement, all other Loan Documents and this Amendment, shall be and continue to be and remain secured by and under the Loan Documents, including the Security Agreements, Validity Guaranty and the UCC-1’s; (iii) there are no defenses, setoffs, counterclaims, cross-actions or equities in favor of the Borrowers, to or against the enforcement of any of the Loan Documents, and to the extent any of the Borrowers have any defenses, setoffs, counterclaims, cross-actions or equities against Lender and/or against the enforceability of any of the Loan Documents, the Borrowers acknowledge and agree that same are hereby fully and unconditionally waived by the Borrowers; and (iv) no oral representations, statements, or inducements have been made by Lender, or any agent or representative of Lender, with respect to the Credit Agreement, this Amendment or any other Loan Documents.

8.           Additional Confirmations.  The Borrowers hereby represent, warrant and covenant as follows: (i) that the Lender’s Liens and security interests in all of the “Collateral” (as such term is defined in the Credit Agreement and each of the Security Agreements) are and remain valid, perfected, first-priority security interests in such Collateral, and the Borrowers have not granted any other Liens or security interests of any nature or kind in favor of any other Person affecting any of such Collateral.

9.           Lender’s Conduct.  As of the date of this Amendment, the Borrowers hereby acknowledge and admit that: (i) the Lender has acted in good faith and has fulfilled and fully performed all of its obligations under or in connection with the Credit Agreement or any other Loan Documents; and (ii) that there are no other promises, obligations, understandings or agreements with respect to the Credit Agreement or the Loan Documents, except as expressly set forth herein, or in the Credit Agreement and other Loan Documents.

10.         Advisory Fee.

(a)            Fee Amount.  In consideration of advisory services provided by Lender to Issuing Borrower prior to the date of this Amendment, and as consideration for Lender’s agreement to enter into this Amendment, the Issuing Borrower shall pay to Lender a fee equal to $100,000.00 (the “Advisory Fee”).  The Advisory Fee shall be initially paid by the issuance to Lender of shares of the Issuing Borrower’s Common Stock (the “Advisory Fee Shares”) in accordance with the terms and provisions of this Section.  For purposes of determining the number of shares issuable to Lender under this Section 10(a), the Issuing Borrower’s Common Stock shall be valued at the average of the volume weighted average price for the Common Stock for the five (5) Business Days immediately prior to the date the Borrowers execute this Amendment (the “Valuation Date”), as reported by Bloomberg or such other reporting service acceptable to Lender (the “VWAP”).  The Lender shall confirm to the Issuing Borrower in writing, the VWAP for the Common Stock as of the Valuation Date, and the Issuing Borrower shall issue to Lender, on the date of the execution of this Amendment, a number of Advisory Fee Shares equal to one hundred percent (100%) of the Advisory Fee, based on such VWAP as of the Valuation Date.  On the date of the execution of this Amendment, the Issuing Borrower shall instruct its transfer agent (the “Transfer Agent”) to issue certificates representing the Advisory Fee Shares issuable to the Lender hereunder (and in that regard, the Issuing Borrower shall deliver to Lender, upon execution of this Amendment, an irrevocable issuance instruction letter and board resolution in form and substance acceptable to Lender, irrevocably authorizing the issuance of the Advisory Fee Shares and irrevocably directing its Transfer Agent to issue and deliver the Facility Fee Shares to Lender or its designee), and shall cause its Transfer Agent to deliver such certificates to Lender within five (5) Business Days from the Closing Date.  The Issuing Borrower’s obligations to pay the Advisory Fee as herein provided is an Obligation of the Issuing Borrower, secured by all of the applicable Loan Documents, and failure by the Issuing Borrower to issue such certificates representing the Advisory Fee Shares issuable hereunder within the time frames set forth herein shall be an Event of Default hereunder and under the Credit Agreement and other Loan Documents.  The Advisory Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Issuing Borrower’s Common Stock. The Advisory Fee Shares shall be deemed fully earned as of the date the Borrowers execute this Amendment, regardless of the amount or number of Revolving Loans made hereunder.

(b)            Adjustments.  It is the intention of the Issuing Borrower and Lender that the Lender shall be able to sell the Advisory Fee Shares and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Lender in connection with the sale thereof) from such sale equal to the Advisory Fee.  In this regard, the Lender shall have the right to sell the Advisory Fee Shares in the Principal Trading Market, or otherwise, at any time in accordance with applicable securities laws.  Upon : (A) the sale of all Advisory Fee Shares; (B) Lender receiving net proceeds from the sale of the Advisory Fee Shares equal to the Advisory Fee; or (C) at any time Lender may elect, the Lender shall deliver to the Issuing Borrower a reconciliation statement showing the net proceeds actually received by the Lender from the sale of the Advisory Fee Shares (the “Sale Reconciliation”).  If, as of the date of the delivery by Lender of the Sale Reconciliation, the Lender has not realized and received net proceeds from the sale of the Advisory Fee Shares equal to at least the Advisory Fee, as shown on the Sale Reconciliation, then the Issuing Borrower shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Lender in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Advisory Fee Shares, the Lender shall have received total net funds equal to the Advisory Fee.  If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, the Lender still has not received net proceeds equal to at least the Advisory Fee, then the Issuing Borrower shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Lender as contemplated above, and such additional issuances shall continue until the Lender has received net proceeds from the sale of such Common Stock equal to the Advisory Fee.  In the event the Lender receives net proceeds from the sale of Advisory Fee Shares equal to the Advisory Fee before Lender has sold all Advisory Fee Shares issued to Lender hereunder, then the Lender shall return all such remaining Advisory Fee Shares to the Issuing Borrower.  In the event additional Common Stock is required to be issued as outlined above, the Issuing Borrower shall instruct its Transfer Agent to issue certificates representing such additional shares of Common Stock to the Lender immediately subsequent to the Lender’s notification to the Issuing Borrower that additional shares of Common Stock are issuable hereunder, and the Issuing Borrower shall in any event cause its Transfer Agent to deliver such certificates to Lender within five (5) Business Days following the date Lender notifies the Issuing Borrower that additional shares of Common Stock are to be issued hereunder.  In the event such certificates representing such additional shares of Common Stock issuable hereunder shall not be delivered to the Lender within said five (5) Business Day period, same shall be an immediate default under the Credit Agreement and the Loan Documents.  Notwithstanding anything contained in this Section 10 to the contrary, at any time on or prior to the Revolving Loan Maturity Date, the Issuing Borrower shall have the right, at any time during such period, to redeem any Advisory Fee Shares then in the Lender’s possession for an amount payable by the Issuing Borrower to Lender in Dollars equal to the Advisory Fee, less any net proceeds received by the Lender from any previous sales of Advisory Fee Shares.  Upon Lender’s receipt of such cash payment in accordance with the immediately preceding sentence, the Lender shall return any then remaining Advisory Fee Shares in its possession back to the Issuing Borrower.

(c)            Mandatory Redemption.  Notwithstanding anything contained in this Amendment to the contrary, in the event the Lender has not realized net proceeds from the sale of Advisory Fee Shares equal to at least the Advisory Fee by the Revolving Loan Maturity Date, then at any time thereafter, the Lender shall have the right, upon written notice to the Issuing Borrower, to require that the Issuing Borrower redeem all Advisory Fee Shares then in Lender’s possession for cash equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any.  In the event such redemption notice is given by the Lender, the Issuing Borrower shall redeem the then remaining Advisory Fee Shares in Lender’s possession for an amount of Dollars equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any, payable by wire transfer to an account designated by Lender within five (5) Business Days from the date the Lender delivers such redemption notice to the Issuing Borrower.

(d)            Surviving Obligations.  The Borrowers agree and acknowledge that notwithstanding the termination of the Credit Agreement, or the payment in full of the Replacement Revolving Note or other obligations under the Credit Agreement or under any other Loan Documents, the Borrowers’ obligations and liability under this Amendment and the other Loan Documents, and the Lender’s Lien and security interest on all Collateral, shall survive, shall remain valid and effective and shall not be released or terminated, until the Issuing Borrower has fully complied with all of its obligations with respect to payment of the Advisory Fee, and Lender has generated and received net proceeds from the sale of the Advisory Fee Shares (or otherwise received equivalent payment thereof in Dollars as permitted hereunder) equal to the Advisory Fee.

(e)            Lender Representations.  The Lender hereby confirms and affirms that all representations and warranties made by the Lender in Section 8 of the Credit Agreement are hereby re-made as of the date of this Amendment with respect to Lender’s acquisition of the Advisory Fee Shares, as if each and every one of such representations and warranties was set forth and re-made in its entirety in this Amendment by Lender with respect to Lender’s acquisition of the Advisory Fee Shares.

11.           Redefined Terms.  The term “Loan Documents,” as defined in the Credit Agreement and as used in this Amendment, shall be deemed to refer to and include the Replacement Revolving Note, this Amendment and all other documents or instruments executed in connection with this Amendment and the execution and delivery of the Replacement Revolving Note.  The term “SEC Documents,” as defined in the Credit Agreement, shall be deemed to refer to and include all filings made by the Borrowers with the SEC between the date of the First Amendment and the date of this Amendment.

12.           Representations and Warranties of the Borrowers.  Each of the Borrowers hereby makes the following representations and warranties to the Lender:

(a)           Authority and Approval of Agreement; Binding Effect.  The execution and delivery by the Borrowers of this Amendment, the Replacement Revolving Note, and all other documents executed and delivered in connection herewith and therewith, and the performance by Borrowers of all of their Obligations hereunder and thereunder, have been duly and validly authorized and approved by the Borrowers and their board of directors pursuant to all applicable laws and other than the corporate action or resolutions delivered by the Borrowers in connection with this Amendment, no other corporate action or Consent on the part of the Borrowers, their board of directors, stockholders or any other Person is necessary or required by the Borrowers to execute this Amendment, the Replacement Revolving Note, and the documents executed and delivered in connection herewith and therewith, to consummate the transactions contemplated herein and therein, or perform all of the Borrowers’ Obligations hereunder and thereunder.  This Amendment, the Replacement Revolving Note and each of the documents executed and delivered in connection herewith and therewith have been duly and validly executed by the Borrowers (and the officer executing this Amendment and all such other documents for each Borrower is duly authorized to act and execute same on behalf of the Borrowers) and constitute the valid and legally binding agreements of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

13.           Indemnification.  Each of the Borrowers, jointly and severally, hereby indemnifies and holds the Lender Indemnitees, and each of them, harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, Proceedings, suits, claims, costs, expenses and distributions of any kind or nature payable by any of the Lender Indemnitees to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable law, through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to any matters relating to this Amendment or the Replacement Revolving Note, including the assertion of a claim or ruling by a Governmental Authority that documentary stamp tax, intangible tax or any penalties or interest associated therewith must be paid by reason of the execution and delivery of any of the Replacement Revolving Note or the other Loan Documents.  The foregoing indemnification obligations shall survive the termination of the Credit Agreement or any of the Loan Documents and repayment of the Obligations.

14.           Release.  As a material inducement for Lender to increase the Revolving Loan Commitment and enter into this Amendment, each of the Borrowers does hereby release, waive, discharge, covenant not to sue, acquit, satisfy and forever discharges each of the Lender Indemnitees and their respective successors and assigns, from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, Proceedings, suits, claims, costs, expenses and distributions of any kind or nature whatsoever in law or in equity which any Borrower ever had, now has, or which any successor or assign of any Borrower hereafter can, shall or may have against any of the Lender Indemnitees, for, upon or by reason of any matter, cause or thing whatsoever related to the Credit Agreement, this Amendment or any other Loan Documents, through the date hereof.  The Borrowers further expressly agree that the foregoing release and waiver agreement is intended to be as broad and inclusive as permitted by the laws governing the Credit Agreement. In addition to, and without limiting the generality of foregoing, the Borrowers further covenant with and warrant unto the Lender and each of the other Lender Indemnitees, that as of the date hereof, there exists no claims, counterclaims, defenses, objections, offsets or other claims against Lender or any other Lender Indemnitee, or the obligation of the Borrowers to comply with the terms and provisions of the Credit Agreement, this Amendment and all other Loan Documents.  The foregoing release shall survive the termination of the Credit Agreement or any of the Loan Documents and repayment of the Obligations.

15.           Effect on Agreement and Loan Documents.  Except as expressly amended by this Amendment, all of the terms and provisions of the Credit Agreement and the Loan Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

16.           Waiver.  Neither this Amendment, nor shall Lender’s agreement to increase the Revolving Loan Commitment and make the additional Revolving Loan pursuant to the Replacement Revolving Note, be deemed or construed in any manner as a waiver by the Lender of any Claims, defaults, Events of Default, breaches or misrepresentations by the Borrowers under the Credit Agreement, any other Loan Documents, or any of Lender’s rights or remedies in connection therewith.

17.           Execution.  This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

18.           Fees and Expenses.

(a)            Document Review and Legal Fees.  The Borrowers agree to pay to the Lender or its counsel a legal fee equal to Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) for the preparation, negotiation and execution of this Amendment and all other documents in connection herewith, together with costs of $550.00 associated with this transaction, all of which shall be due and payable by the Borrowers upon execution of this Amendment and withheld from the proceeds of the Revolving Loan made hereby.

(b)            Transaction Fees.  The Borrowers agree to pay to Lender a transaction advisory fee equal to two percent (2%) of the amount of the Revolving Loan contemplated by this Amendment, which fee shall be due and payable by the Borrowers upon execution of this Amendment and withheld from the proceeds of the Revolving Loan made hereby.

(c)            Due Diligence Fee.  The Borrowers agree to pay to Lender a due diligence fee equal to Two Thousand Five Hundred Dollars ($2,500.00), which fee shall be due and payable by the Borrowers upon execution of this Amendment and withheld from the proceeds of the Revolving Loan made hereby.

19.           Additional Agreements.

(a)            Extension of Maturity Date.  The Borrowers and Lender hereby agree and acknowledge that the Revolving Loan Maturity Date has been extended to October 9, 2014.

(b)            Payment Date.  Section 2.1(c) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(c)           Revolving Loan Interest and Payments.  Except as otherwise provided in this Section 2.1, the outstanding principal balance of all Revolving Loans shall be repaid on or before the Revolving Loan Maturity Date.  The principal amount of all the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate. The Account Collection Fee, accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, and other fees and charges due hereunder, shall be payable on a twice weekly basis on the same two (2) days of each week as determined by Lender, commencing on the first such date to occur after the date hereof and on the Revolving Loan Maturity Date (each a “Payment Date”).  Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall at Lender’s option bear interest payable on demand at the Default Rate.”

(c)            Section 2.1(d)(i) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(i)           Mandatory Principal Prepayments; Overadvances.  Following payment of all items and fees as required by Section 2.1(e)(i)(1) – (4), inclusive (other than the Mandatory Principal Repayment Amounts): (A) on each Payment Date commencing as of October 1, 2013, a minimum amount of fifteen percent (15%) of all amounts collected into the Lock Box Account shall be paid to Lender to reduce the then outstanding principal balance of all Revolving Loans hereunder; (B) on each Payment Date commencing as of April 1, 2014, a minimum amount of twenty percent (20%) of all amounts collected into the Lock Box Account shall be paid to Lender to reduce the then outstanding principal balance of all Revolving Loans hereunder; and (C) on each Payment Date commencing as of July 1, 2014, a minimum amount of twenty-five percent (25%) of all amounts collected into the Lock Box Account shall be paid to Lender to reduce the then outstanding principal balance of all Revolving Loans hereunder (collectively, the “Mandatory Principal Repayment Amounts”).  All Revolving Loans hereunder shall be repaid by Borrowers on or before the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.  In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceed the Revolving Loan Availability, Borrowers shall, upon notice or demand from Lender, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.  Lender shall apply funds received into the Lock Box Account in accordance with Section 2.1(e) below.”

(d)            Section 2.1(e)(i) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

 “(i)           All Daily Receipts of each Borrower shall, after deposit of same into each Borrower’s operating bank account, be swept daily into the Borrower Account.  In addition, the Lender shall establish and maintain an account at a financial institution acceptable to Lender in its sole and absolute discretion (the “Lock Box Account”), which Lock Box Account is and shall be maintained in Lender’s name.  All amounts in the Borrower Account shall be swept into the Lock Box Account twice per week on such days as Lender and Borrowers may agree upon.  If any Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Borrower, shall at any time receive any Daily Receipts or any other monies, checks, notes, drafts or other payments relating to or as proceeds of Eligible Accounts or otherwise in connection with the business of each Borrower, each Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender, and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Borrower Account for further sweeping of same into the Lock Box Account as hereby provided.  Borrowers and Lender agree that all Daily Receipts and other payments made or received into the Lock Box Account, whether in respect of the Eligible Accounts or as proceeds of other collateral or otherwise, will be swept from the Lock Box Account on each Payment Date and applied according to the following priorities: (1) to Lender, towards unpaid fees and expenses due hereunder or under any other Loan Documents, including, any recurring fees due pursuant to Section 2.2 hereof; (2) to Lender, towards any accrued but unpaid Account Collection Fee; (3) to Lender, towards accrued but unpaid interest owed under Sections 2.1(c) and 2.4 hereof; (4) to Lender, towards amounts payable pursuant to Section 2.1(d)(i), including the Mandatory Principal Repayment Amounts; and (5) upon the occurrence of an Event of Default, to Lender, to reduce the outstanding balance of all Revolving Loans to zero (each of the foregoing payments, the “Lock Box Payments”).  The amount remaining in the Lock Box Account following the payment of the Lock Box Payments on each Due Date shall be referred to herein as the “Net Amount”.  If at any time the Daily Receipts and other payments made or received into the Lock Box Account are not sufficient to pay all of the Lock Box Payments then due, then Borrowers shall make payment to Lender of any such deficiency within three (3) Business Days after the applicable Payment Date.  The Lender agrees that, provided the Borrowers are in good standing under this Agreement and the other Loan Documents, and provided no Event of Default exists under this Agreement or any other Loan Document, and provided no event has occurred that, with the passage of time, or the giving of notice, or both, would constitute an Event of Default under this Agreement or any other Loan Document, then within three (3) Business Days after each Payment Date, the Net Amount will be transferred to Borrowers from the Lock Box Account via wire transfer or electronic funds transfer to an account designated by the Borrowers. Borrowers agree to pay all reasonable fees, costs and expenses in connection with opening and maintaining of the Lock Box and the Lock Box Account.  All of such reasonable fees, costs and expenses, if not paid by Borrower within five (5) Business Days of Lender’s written request, may be paid by Lender and in such event all amounts paid by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the Default Rate.  Upon an Event of Default, all Daily Receipts and other checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by Borrowers, as applicable, to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on each Borrower’s behalf.  For purpose of this Section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as each Borrower’s true and lawful attorney and agent-in-fact: (A) to endorse each Borrower’s name upon said Daily Receipts and other items of payment and/or proceeds of collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Accounts of any Borrower; (B) to take control in any manner of any Daily Receipts and other items of payment or proceeds thereof; and (C) to have access to any lock box or postal box into which any of Borrowers’ mail is deposited, and open and process all mail addressed to each Borrower and deposited therein.”

(e)            True-Up Payment.  Commencing on February 1, 2014, and on the first (1st) day of each consecutive calendar month thereafter until the Revolving Loan Maturity Date, the Lender shall reconcile all Mandatory Principal Repayment Amounts received by Lender from the Lock Box Account for the immediately preceding calendar month (the aggregate of all such amounts, for each corresponding month, referred to as the “Aggregate Monthly Principal Repayment Amount”), and compare the Aggregate Monthly Principal Repayment Amount for such immediately preceding calendar month with the corresponding amount for such month as shown on the schedule attached hereto as Exhibit “B” (the “True-Up Schedule”)(i.e. on February 1, 2014, Lender shall reconcile and aggregate all Mandatory Principal Repayment Amounts received by Lender from the Lock Box Account between January 1, 2014 and January 31, 2014, and compare such aggregate amount with the February 1, 2014 amount shown on the True-Up Schedule).  If the Aggregate Monthly Principal Repayment Amount for any given calendar month is less than the corresponding amount for such month as shown on the True-Up Schedule (such difference referred to as the “Deficiency”), then within three (3) Business Days after Lender provides such reconciliation to Borrowers, Borrowers shall pay to Lender such Deficiency by wire transfer of immediately available Dollars to an account designated by Lender from time to time; provided, however, rather than requiring payment of such Deficiency from Borrowers by wire transfer Lender may elect to take such Deficiency directly from the Lock Box Account on any Payment Date.  In the event the Borrowers become cash-flow positive and the Borrowers provide evidence of same to Lender that is reasonably acceptable to Lender, then at such time, Borrowers and Lender agree to review the amounts being deposited into the Lock Box Account at such time, and to discuss and negotiate in good faith on possible changes to the True-Up Schedule.

(f)             Section 1.1(eee) and Section 2.1(e)(iv) of the Credit Agreement are hereby deleted in their entirety.
[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

BORROWERS:

SPEEDEMISSIONS, INC.		SPEEDY OPERATIONS, INC.

By:	/s/ Richard Parlontieri	By:	/s/ Richard Parlontieri
Name:	Richard Parlontieri	Name:	Richard Parlontieri
Title:	Pres/CEO	Title:	Pres

LENDER:
TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:	Robert Press, Director

EXHIBIT “A”

 REPLACEMENT REVOLVING NOTE

EXHIBIT “B”

TRUE-UP SCHEDULE

2/1/2014	40,500.00
3/1/2014	40,500.00
4/1/2014	40,500.00
5/1/2014	54,000.00
6/1/2014	54,000.00
7/1/2014	54,000.00
8/1/2014	67,500.00
9/1/2014	67,500.00
10/1/2014	67,500.00
11/1/2014	67,500.00

REVISED DISCLOSURE SCHEDULES